EXHIBIT 10.4

SEVERANCE PLAN AGREEMENT

WHEREAS, the European Wax Center, Inc. (the “Company”) has adopted the European Wax Center, Inc. Change in Control and Severance Plan, effective February 22, 2023 (the “Severance Plan”), pursuant to which Stacie Shirley (the “Executive”) is entitled to certain severance payments and benefits upon termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, as set forth in the Severance Plan and as such terms are defined in the Severance Plan; and

WHEREAS, in consideration of the Executive commencing her employment with the Company on the condition set forth herein and in further consideration of the severance payments and benefits provided pursuant to the terms of the Severance Plan.

NOW, THEREFORE, in consideration of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive and Company agree as follows:

1.
The Company agrees that it shall not reduce the amount of severance payments or benefits under the Severance Plan or adversely alter the terms of such plan, in each case as it relates to the Executive, without the Executive’s prior written consent.
2.
The Executive acknowledges and agrees that in no event will the Executive be entitled to a duplication of amounts or benefits under the Severance Plan and any other policy, plan, agreement or arrangement of the Company or any of its affiliates.
3.
This Severance Plan Agreement shall not relieve the Executive of her obligations to the Company under any other agreement between the Executive and the Company or any of its affiliates that includes non-competition, non-solicitation and/or confidentiality restrictions.

IN WITNESS HEREOF, the Executive has executed this Waiver as of the date written below.

EXECUTIVE

/s/ STACIE SHIRLEY

Stacie Shirley

Date: March 3, 2023

EUROPEAN WAX CENTER, INC.

By:_______________________

Title:_____________________

Date:_____________________